EXHIBIT 6

                                NATIONAL LAMPOON

                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

                            NOTICE OF OPTION EXERCISE





                                 March 27, 2003



HAND DELIVERED

National Lampoon
10850 Wilshire Boulevard
Los Angeles CA  90024
Attn: James P. Jimirro, President

Dear Jim:

     1. Option Exercise. As you know from a letter dated today that was delivered to you by National Lampoon Acquisition Group, LLC ("NLAG"), I have been assigned the right by NLAG, as its designee, to exercise a portion of its Option granted under the Preferred Stock and Warrant Purchase Agreement dated April 25, 2002, as amended by the First Amendment to Preferred Stock and Warrant Purchase Agreement dated May 17, 2002 (the "Agreement"). All capitalized terms used herein, which are not otherwise defined herein, shall have the meanings ascribed to them in the Agreement. Pursuant to such assignment and the Agreement, I hereby exercise the Option to purchase 2,500 Option Units for a purchase price of $100 per unit, or $250,000 in the aggregate. A check or immediately payable funds in the amount of the aggregate exercise price for the Option Units has been delivered to you. Please issue the stock and warrant certificates in the name Ronald Holzer.

     2. Representations and Warranties. I hereby represent and warrant to the Company as follows:

          a. Knowledge. I am an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act") and I have such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of this investment, I have no need for liquidity in this investment and I have the ability to bear the economic risks of this investment.

          b. Investment. I am acquiring the Option Units for investment for my own account and not with the view to, or for resale in connection with, any public distribution thereof. I understand that the Option Units have not been registered under the Securities Act or under any state securities laws by reason of a specified exemption from the registration provisions of the Securities Act and such state securities laws which depends upon, among other things, the bona fide nature of my investment intent as expressed herein.

          c. Resale Restrictions. I acknowledge that Option Units must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

          d. Exemption from the Securities Act. The offer and sale by the Company of the Option Units to me qualifies for exemption from the registration requirements of the Securities Act, without limitation, pursuant to the requirements of Rule 506 promulgated thereunder insofar as such requirements apply to the purchasers of securities in a transaction relying on such rule for an exemption from the registration requirements of the Securities Act.

     3. Indemnification. I hereby agree to indemnify the Company against and hold it harmless from any and all liabilities, losses, deficiencies, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity or incurred in connection with successfully asserting, proving or collecting indemnity payments pursuant to this Paragraph with respect to matters not involving defense of third-party claims) accruing from or arising at any time as a result of or out of (a) any inaccuracies in or breaches of the representations or warranties made by me herein or (b) any claims made by third-party claimants alleging facts which, if true, would constitute a breach of or inaccuracy in a representation or warranty made by me herein.

                                  Very truly yours,



                                  Ronald Holzer

                                     RECEIPT
                                    (HOLZER)
                                (MARCH 27, 2003)


     National Lampoon, Inc., a Delaware corporation (the "Company"), hereby acknowledges the following:

     1. The Company accepted delivery of the amount of Two Hundred Fifty Thousand Dollars ($250,000) by check or in immediately available funds on March 27, 2003;

     2. Such amount was delivered on behalf of Ronald Holzer in exercise of the Option assigned to Mr. Holzer to purchase 2,500 Option Units for a purchase price of $100 per Option Unit pursuant to Section 1.3 of the Preferred Stock and Warrant Purchase Agreement dated April 25, 2002, as amended by the First Amendment to the Preferred Stock and Warrant Purchase Agreement dated May 17, 2002 (the "Agreement").

Terms used herein as capitalized defined terms shall have the meanings ascribed to them in the Agreement.

DATED:  March 27, 2003



                                       NATIONAL LAMPOON, INC.

                                       By:
                                          --------------------------------------
                                                James P. Jimirro, President



04103.0001 #394462